                                                                       Exhibit 4

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                     A STOCK COMPANY LOS ANGELES, CALIFORNIA

CERTIFICATE  NUMBER   P9999999999

PARTICIPANT           JOHN DOE

    STATUTORY HOME OFFICE              EXECUTIVE OFFICE        ANNUITY SERVICE CENTER
2999 NORTH 44TH ST., SUITE 250       1 SUNAMERICA CENTER         P.O. BOX 54299
     PHOENIX, AZ 85018            LOS ANGELES, CA 90067-6022  LOS ANGELES, CA 90054-0299

ANCHOR NATIONAL LIFE INSURANCE COMPANY ("We", "Us", the "Company", or "Anchor National") agrees to provide benefits to the Participant under the Group Contract, in accordance with the provisions set forth in this Certificate and in consideration of the Participant's Enrollment Form and Purchase Payments We received.

THIS CERTIFICATE IS EVIDENCE OF COVERAGE UNDER THE GROUP CONTRACT IF A PARTICIPANT ENROLLMENT FORM IS ATTACHED. THE COVERAGE WILL BEGIN AS OF THE CERTIFICATE DATE, SHOWN ON THE CERTIFICATE DATA PAGE.

THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED, AND WILL INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS YOU CHOOSE.

RIGHT TO EXAMINE - YOU MAY RETURN THIS CERTIFICATE TO OUR ANNUITY SERVICE CENTER OR TO THE AGENT THROUGH WHOM THE CERTIFICATE WAS PURCHASED WITHIN 10 DAYS AFTER YOU RECEIVE IT, IF YOU ARE NOT SATISFIED WITH IT. THE COMPANY WILL REFUND THE CERTIFICATE VALUE ON THE BUSINESS DAY DURING WHICH THE CERTIFICATE IS RECEIVED. UPON SUCH REFUND, THE CERTIFICATE SHALL BE VOID.

For Individual Retirement Annuities, a refund of the Purchase Payment(s) may be required. Therefore, We reserve the right to allocate your Purchase Payment(s) to the Cash Management Subaccount until the end of the Right To Examine period. Thereafter, allocations will be made as shown on the Certificate Data Page.

                  THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.


     --------------------                     ------------------
       Susan L. Harris                             Eli Broad
         Secretary                                 President



                               ALLOCATED FIXED AND
                       VARIABLE GROUP ANNUITY CERTIFICATE

                                Nonparticipating

                                      TABLE OF CONTENTS
CERTIFICATE DATA PAGE...................................................................PAGE 3

PURCHASE PAYMENT ALLOCATION.............................................................PAGE 4

DEFINITIONS.............................................................................PAGE 5

PURCHASE PAYMENT PROVISIONS.............................................................PAGE 8
Purchase Payments; Deferment of Payments; Suspension of Payments; Substitution of Portfolio

ACCUMULATION PROVISIONS.................................................................PAGE 8
Separate Account  Accumulation Value;  Number of Accumulation  Units;  Accumulation Unit Value
(AUV); Fixed Account  Accumulation  Value; Fixed Account Guarantee Period Options And Interest
Crediting

CHARGES AND DEDUCTIONS.................................................................PAGE 10
Expense Risk Charge;  Distribution  Expense Charge;  Mortality Risk Charge;  Guaranteed  Death
Benefit Risk Charge

TRANSFER PROVISIONS....................................................................PAGE 10
Transfers  of  Accumulation  Units  and  Annuity  Units  Between  Subaccounts;   Transfers  of
Accumulation Units To and From the Fixed Account

WITHDRAWAL PROVISIONS..................................................................PAGE 11

GENERAL PROVISIONS.....................................................................PAGE 11
Entire Contract;  Change of Annuitant;  Death of Annuitant;  Misstatement of Age or Sex; Proof
of Age, Sex or Survival;  Conformity With State Laws;  Changes in Law;  Assignment;  Claims of
Creditors;  Premium Taxes or Other Taxes; Written Notice; Periodic Reports;  Incontestability;
Nonparticipating

DEATH PROVISIONS.......................................................................PAGE 13
Death of  Participant  Before the Annuity Date;  Due Proof of Death;  Amount of Death Benefit;
Death of Participant or Annuitant on or After the Annuity Date; Beneficiary

ANNUITY PROVISIONS.....................................................................PAGE 16
Annuity  Date;  Payments to  Participant;  Fixed  Annuity  Payments;  Amount of Fixed  Annuity
Payments; Amount of Variable Annuity Payments

ANNUITY PAYMENT OPTIONS................................................................PAGE 18

FIXED ANNUITY PAYMENT OPTIONS TABLE....................................................PAGE 19

VARIABLE ANNUITY PAYMENT OPTIONS TABLE.................................................PAGE 21

                              CERTIFICATE DATA PAGE
CERTIFICATE NUMBER:                                       ANNUITY SERVICE CENTER:
         P9999999999                                      P.O. BOX 54299
                                                          LOS ANGELES, CA 90054-0299

PARTICIPANT:                                              AGE AT ISSUE:
         JOHN DOE                                                35

ANNUITANT:                                                FIRST PURCHASE PAYMENT:
         JOHN DOE                                                $20,000.00

ANNUITY DATE:                                             CERTIFICATE DATE:
         June 1, 2026                                            June 1, 1996

LATEST ANNUITY DATE:                                      FIXED ACCOUNT OPTIONS -
         June 1, 2051                                     Minimum Guarantee Rate:
                                                                 3.0%
DEATH BENEFIT OPTION:
         Purchase Payment Accumulation

BENEFICIARY:
         As Stated On Participant Enrollment Form

SEPARATE ACCOUNT:
VARIABLE ANNUITY ACCOUNT FOUR


                                  FOR INQUIRIES
                               CALL 1-800-445-SUN2

                           PURCHASE PAYMENT ALLOCATION

                                   Subaccounts
   50.00%  Cash Management                       25.00%  Government & Quality Bond
    0.00%  Corporate Bond                         0.00%  Growth
    0.00%  Global Bond                            0.00%  Natural Resources
    0.00%  High-Yield Bond                        0.00%  Capital Appreciation
    0.00%  Worldwide High Income
    0.00%  Utility
    0.00%  SunAmerica Balanced
    0.00%  Asset Allocation
    0.00%  Growth-Income
    0.00%  Alliance Growth
    0.00%  Federated Value
    0.00%  Venture Value
    0.00%  Aggressive Growth
    0.00%  Global Equities
    0.00%  Intl Diversified Equities


                              Fixed Account Options


                        Guarantee                 Initial
                          Period             Interest Rate
                       -----------------     -------------
        25.00%         1 Year Fixed                 3.00%
         0.00%         1 Year DCA Fixed

                                   DEFINITIONS

Defined in this section are some of the words and phrases used in this Certificate. These terms are capitalized when used in the Certificate. Other capitalized terms in the Certificate refer to the captioned paragraph explaining that particular concept in the Certificate.

ACCUMULATION UNIT

A unit of measurement used to compute the Certificate Value in a Subaccount prior to the Annuity Date.

AGE

Age as of last birthday.

ANNUITANT

The natural person on whose life the annuity benefits under the Certificate are based. The Annuitant is as named on the Certificate Data Page. If the Certificate is in force and the Annuitant is alive on the Annuity Date, We will begin payments to the Payee.

ANNUITY DATE

The date on which annuity payments to the Payee are to start. The Participant must specify the Annuity Date, which must be at least two years after the Certificate Date.

ANNUITY SERVICE CENTER

As specified on the Certificate Data Page.

ANNUITY UNIT

A unit of measurement used to compute annuity payments from the Subaccounts.

AUTOMATIC DOLLAR COST AVERAGING (DCA)

You may authorize the automatic transfer of amounts at regular intervals from a source account to one or more Subaccounts (other than the source account). The source account may be either the One Year DCA Fixed Account Option or any of the Subaccounts. The unit values are determined on the dates of transfers. You may terminate DCA at any time. However, upon termination or annuitization, any amounts remaining in the One Year DCA Fixed Account Option will be transferred to the One Year Fixed Account Option. We reserve the right to change the terms and conditions of the DCA program at any time.

BENEFICIARY

The Beneficiary is as designated on the Participant Enrollment Form unless later changed by the Participant.

CERTIFICATE

This Certificate describes Your interest as a Participant under the group annuity contract.

CERTIFICATE DATE

The date Your Certificate is issued, as shown on the Certificate Data Page. It is the date from which Certificate Years and anniversaries are measured.

CERTIFICATE VALUE

The sum of: (1) Your share of the Subaccounts' Accumulation Unit values and (2) the value of amounts allocated to the Fixed Account Options.

CERTIFICATE YEAR

A year starting from the Certificate Date in one calendar year and ending on the day preceding the anniversary of such date in the succeeding calendar year.

CURRENT INTEREST RATE

The rate of interest declared by Us applicable to allocations of Subsequent Purchase Payments to the Fixed Account Options. The Current Interest Rate will not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

DEATH BENEFIT OPTION

As specified on the Certificate Data Page.

FIXED ACCOUNT OPTIONS

The investment options under this Certificate that are credited with a fixed rate of interest declared by the Company. All Purchase Payments allocated to the Fixed Account Options become part of the Company's general asset account. The general asset account contains all the assets of the Company except for the Separate Account and other segregated asset accounts. The Fixed Account Options for this Certificate are shown on page 4.

FIXED ANNUITY

A series of periodic annuity payments of predetermined amounts that do not vary with investment experience. Such payments are made from the Company's general asset account.

GUARANTEE PERIOD

The one-year period for which either the Initial Interest Rate, the Current Interest Rate or the Renewal Interest Rate is credited to amounts allocated to the Fixed Account Options.

INITIAL INTEREST RATE

The rate of interest credited to the first Purchase Payment as described in the Accumulation Provisions section. The Initial Interest Rate for this Certificate's first Purchase Payment is listed on page 4. The Initial Interest Rate may not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

IRC

The Internal Revenue Code of 1986, as amended, or as it may be amended or superseded.

NYSE

New York Stock Exchange.

PARTICIPANT

The person or entity named in the Certificate who is entitled to exercise all rights and privileges of ownership under the Certificate.

PAYEE

The person receiving payment of annuity benefits under this Certificate.

PORTFOLIO

The variable investment options available under the Certificate in which the corresponding Subaccount(s) invest.

PURCHASE PAYMENTS

Payments in U.S. currency made by or on behalf of the Participant to the Company for the Certificate.

RENEWAL INTEREST RATE

The rate(s) of interest declared by Us applicable to transfers from the Subaccounts into the Fixed Account Options and to amounts previously allocated to a Fixed Account Option wherein the Guarantee Period has expired. The Renewal Interest Rate may not be less than the Minimum Guarantee Rate as shown on the Certificate Data Page.

SEPARATE ACCOUNT

A segregated asset account named on the Certificate Data Page. The Separate Account consists of the Subaccounts, each investing in the shares of the corresponding Portfolio. The assets of the Separate Account are not commingled with the general assets and liabilities of the Company. Each Subaccount is not chargeable with liabilities arising out of any other Subaccount. The value of amounts allocated to the Subaccounts of the Separate Account is not guaranteed.

SUBACCOUNT

One or more divisions of the Separate Account which invests in shares of the corresponding Portfolios. The available Subaccounts are shown on page 4.

SUBSEQUENT PURCHASE PAYMENTS

Purchase Payments made subsequent to the first Purchase Payment.

VARIABLE ANNUITY

A series of periodic annuity payments which vary in amount according to the investment experience of one or more Subaccounts, as selected by You.

WE, OUR, US, THE COMPANY

Anchor National Life Insurance Company.

YOU, YOUR

The Participant.

                           PURCHASE PAYMENT PROVISIONS


PURCHASE PAYMENTS

Purchase Payments are flexible. This means that, subject to Company declared minimums and maximums, You may change the amounts, frequency or timing of Purchase Payments. Purchase Payments will be allocated to the Fixed Account Options and one or more Subaccounts in accordance with instructions from You. We reserve the right to specify the minimum Purchase Payment that may be allocated to a Subaccount under the Certificate.

DEFERMENT OF PAYMENTS

We may defer making payments from the Fixed Account Options for up to six (6) months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS

We may suspend or postpone any payments from the Subaccounts if any of the following occur:

(a)     the NYSE is closed;

(b)     trading on the NYSE is restricted;

(c) an emergency exists such that it is not reasonably practical to dispose of securities in the Portfolios or to determine the value of its assets; or

(d) the Securities and Exchange Commission, by order, so permits for the protection of Participants.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

SUBSTITUTION OF PORTFOLIO

If: (a) the shares of the Portfolios should no longer be available for investment by the Separate Account; or (b) in the judgment of the Fund's Board of Trustees, further investment in the shares of a Portfolio is no longer appropriate in view of the purpose of the Certificate, then We may substitute shares of another underlying investment series or portfolio, for shares already purchased, or to be purchased in the future by Purchase Payments under the Certificate. No substitution of securities may take place without prior approval of the Securities and Exchange Commission and under such requirements as it may impose.



                             ACCUMULATION PROVISIONS


SEPARATE ACCOUNT ACCUMULATION VALUE

The Separate Account Accumulation value under the Certificate shall be the sum of the values of the Accumulation Units held in the Subaccounts for the Participant.


NUMBER OF ACCUMULATION UNITS

For each Subaccount, the number of Accumulation Units is the sum of each Purchase Payment and transfer amount allocated to the Subaccount, reduced by premium taxes, if any:

Divided by

The Accumulation Unit value for that Subaccount as of the NYSE business day in which the Purchase Payment or transfer amount is received.

The number of Accumulation Units will be similarly adjusted for withdrawals, annuitizations and transfers. Adjustments will be made as of the end of the NYSE business day in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)

The AUV of a Subaccount for any NYSE business day is calculated by subtracting
(2) from (1) and dividing the result by (3) where:

(1) is the total value at the end of the given NYSE business day of the assets attributable to the Accumulation Units of the Subaccount minus the total liabilities;

(2) is the cumulative unpaid charge for assumption of Expense Risk, Distribution Expense, Mortality Risk and Guaranteed Death Benefit Risk charges (See CHARGES AND DEDUCTIONS);

(3) is the number of Accumulation Units outstanding at the end of the given NYSE business day.

FIXED ACCOUNT ACCUMULATION VALUE

Under the Certificate, the Fixed Account Accumulation Value shall be the sum of all monies allocated or transferred to the Fixed Account Option(s), reduced by any applicable premium taxes, plus all interest credited on the Fixed Account Option(s) during the period that the Certificate has been in effect. This amount shall be adjusted for withdrawals, annuitizations and transfers. The Fixed Account Accumulation Value shall not be less than the minimum value required by law in the state where this Certificate is issued.

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS AND INTEREST CREDITING

Any amounts allocated to the Fixed Account Option(s) from the first Purchase Payment will earn interest at the Initial Interest Rate for the Fixed Account Option(s) selected for a one-year Guarantee Period.

Subsequent Purchase Payments allocated to the Fixed Account Option(s) will earn interest at the Current Interest Rate for the Fixed Account Option(s) selected for a one-year Guarantee Period.

Transfers to the Fixed Account Option(s) from the Subaccounts and amounts renewed into the Fixed Account Option(s) will earn interest at the Renewal Interest Rate for the Fixed Account Option(s) selected for a one-year Guarantee Period.

If You are participating in the DCA program, Purchase Payments designated for DCA will be allocated to the One Year DCA Fixed Account Option. Upon termination of the DCA program, any amounts remaining in the One Year DCA Fixed Account Option will be transferred to the One Year Fixed Account Option. Such amounts will earn interest at the Renewal Interest Rate for a one-year Guarantee Period.


                             CHARGES AND DEDUCTIONS

We will deduct the following charges from Your Certificate:

EXPENSE RISK CHARGE

On an annual basis this charge equals 0.35% of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for assuming the expense risks under the Certificate.

DISTRIBUTION EXPENSE CHARGE

On an annual basis this charge equals 0.15% of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for all distribution expenses associated with the Certificate.

MORTALITY RISK CHARGE

On an annual basis this charge equals 0.90% of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for assuming the mortality risks under the Certificate.

GUARANTEED DEATH BENEFIT RISK CHARGE

On an annual basis this charge equals 0.12% of the average daily total net asset value of the Subaccounts to which Your Purchase Payments are allocated. This charge is to compensate Us for the risk assumed as a result of contractual obligations to provide an enhanced minimum guaranteed Death Benefit prior to the Annuity Date.


                               TRANSFER PROVISIONS

Prior to the Annuity Date, You may transfer all or part of Your Certificate Value to any of the Subaccounts or Fixed Account Options subject to certain restrictions. We reserve the right to charge a fee for transfers if the number of transfers exceeds the limit specified by Us. The minimum amount that can be transferred and the amount that can remain in a Subaccount or Fixed Account Option are subject to Company limits.

TRANSFERS OF ACCUMULATION AND ANNUITY UNITS BETWEEN SUBACCOUNTS

Prior to the Annuity Date, You may transfer all or a portion of Your Certificate Value from one Subaccount to another Subaccount. A transfer will result in the purchase of Accumulation Units in a Subaccount and the redemption of Accumulation Units in the other Subaccount. Transfers will be effected at the end of the NYSE business day in which We receive Your request for the transfer.

After the Annuity Date, You may transfer all or a portion of Your Certificate Value from one Subaccount to another Subaccount. A transfer will result in the purchase of Annuity Units in a Subaccount and the redemption of Annuity Units in the other Subaccount. Transfers will be effected at the end of last NYSE business day of the month in which We receive Your request for the transfer.

TRANSFERS OF ACCUMULATION UNITS TO AND FROM THE FIXED ACCOUNT

Prior to the Annuity Date, You may transfer all or any part of Your Certificate Value from the Subaccount(s) to the Fixed Account Option(s) or from the Fixed Account Option(s) to the Subaccount(s) of the Certificate. However, You may only transfer to the One Year DCA Fixed Account Option if You are participating in the DCA program.

After the Annuity Date, transfers into or out of the Fixed Account Option(s) are not allowed.


                              WITHDRAWAL PROVISIONS

On or before the Annuity Date and while You are living, You may withdraw all or part of Your Certificate Value under this Certificate by informing Us at Our Annuity Service Center. For a full withdrawal, this Certificate must be returned to Our Annuity Service Center. The minimum amount that can be withdrawn and the amount remaining after a withdrawal are subject to Company limits.

Without written notice to the contrary, withdrawals will be deducted from the Certificate Value in proportion to their allocation among the Fixed Account Options and the Subaccounts. Withdrawals will be based on values at the end of the NYSE business day in which the request for withdrawal and the Certificate (in the case of a full withdrawal), are received at the Executive Office. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven calendar days.


                               GENERAL PROVISIONS

ENTIRE CONTRACT

The entire contract between You and Us consists of the group annuity contract, the application, the Participant Enrollment Form as completed by You at the time of purchase, this Certificate and any attached endorsement(s). An agent cannot change the terms or conditions of this contract. Any change must be in writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval.

CHANGE OF ANNUITANT

If the Participant is an individual, the Participant may change the Annuitant at any time prior to the Annuity Date. To make a change, the Participant must send a written notice to Us at least 30 days before the Annuity Date. If the Participant is not an individual, the Participant may not change the Annuitant.


DEATH OF ANNUITANT

If the Participant and Annuitant are different and the Annuitant dies before the Annuity Date, the Participant becomes the Annuitant until such time as the Participant elects a new Annuitant. The preceding sentence shall not apply if the Participant is not an individual.

MISSTATEMENT OF AGE OR SEX

If the Age or sex of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the One Year Fixed Account Option, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment from the One Year Fixed Account Option, plus interest at the rate of 4% per year, will be paid in full with the next payment due. Any overpayment from the Subaccounts will be deducted from the next payment(s) due. Any underpayment from the Subaccounts will be paid in full with the next payment due.

PROOF OF AGE, SEX, OR SURVIVAL

The Company may require satisfactory proof of correct Age or sex at any time. If any payment under this Certificate depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

CONFORMITY WITH STATE LAWS

The provisions of this Certificate will be interpreted by the laws of the state in which the enrollment form was signed or such other state as is required by law. Any provision which, on the Certificate Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CHANGES IN LAW

If the laws governing this Certificate or the taxation of benefits under the Certificate change, We reserve the right to amend this Certificate to comply with these changes.

ASSIGNMENT

You may assign this Certificate before the Annuity Date, but We will not be bound by an assignment unless it is received by Us in writing. Your rights and those of any other person referred to in this Certificate will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment.

CLAIMS OF CREDITORS

To the extent permitted by law, no right or proceeds payable under this Certificate will be subject to claims of creditors or legal process.

PREMIUM TAXES OR OTHER TAXES

The Company may deduct from Your Certificate Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE

Any notice We send to You will be sent to Your address shown in the Participant Enrollment Form unless You request otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, as specified on the Certificate Data Page.

PERIODIC REPORTS

At least once during each Certificate Year, We will send You a statement of the account activity of the Certificate. The statement will include all transactions which have occurred during the accounting period shown on the statement. Statements of Your Certificate Value will cease to be provided to You after the Annuity Date.

INCONTESTABILITY

This Certificate will be incontestable from the Certificate Date.

NONPARTICIPATING

This Certificate does not share in Our surplus.


                                DEATH PROVISIONS

Notwithstanding any provision of this Certificate to the contrary, all payments of benefits under this Certificate will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time. If the Certificate is owned by a trust or other non-natural person, We will treat the death of any Annuitant as the death of the "Primary Annuitant" and as the death of any Participant.

DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE. We will pay a death benefit to the Beneficiary upon Our receiving all required documentation including: (a) due proof that any Participant died before the Annuity Date; and (b) an election form selecting the death benefit option. If no election is received within 60 days of our receipt of due proof of death, the death benefit will be paid in accordance with option 1 below. The Beneficiary must select one of the following options:

               1. Immediately collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments and death; or

               2. Collect the death benefit in the form of one of the Annuity Payment Options. The payments must be over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary. Payments under this death benefit option must commence within one year after the Participant's death, otherwise, the death benefit will be paid in accordance with option 1 above; or

               3. If the Beneficiary is the Participant's spouse, the Beneficiary may elect to become the Participant and continue the Certificate in force. If this option is elected, no death benefit is paid. Upon the new Participant's subsequent death, the entire interest must be distributed immediately under option 1 or 2 above.

In any event, the entire interest in the Certificate will be distributed within five years from the date of death of the Participant.

DUE PROOF OF DEATH

Due Proof of Death means:

                1.      a certified copy of a death certificate; or

                2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

                3. a written statement by a medical doctor who attended the deceased Participant at the time of death; or

                4.      any other proof satisfactory to Us.

AMOUNT OF DEATH BENEFIT

The amount of the death benefit will be determined based upon your selection on the Participant Enrollment Form. Once selected, the death benefit option cannot be changed. The death benefit options are as described below.

A.      PURCHASE PAYMENT ACCUMULATION DEATH BENEFIT OPTION

        Prior to the Annuity Date and upon death of the Participant, the Beneficiary will receive the greatest of:

        1. the Certificate Value at the end of the NYSE business day during which We receive at Our Annuity Service Center all required documentation including due proof of death of the Participant and an election of the type of payment to be made; or

        2. Purchase Payments less any partial withdrawals, compounded until the date of death at 4% interest, plus any Purchase Payments and less any withdrawals recorded after the date of death; or

        3. the Certificate Value at the seventh Certificate anniversary, plus any subsequent Purchase Payments and less any subsequent partial withdrawals compounded until the date of death at 4% interest, plus any Purchase Payments and less any partial withdrawals recorded after the date of death.

If the Participant was age 70 or older on the Certificate Date, both (2) and (3) above will be compounded at 3%, rather than 4%. If the death benefit is paid on the death of a Participant who was not originally named in the application and was age 70 or older on the Certificate Date, both (2) and (3) above will be compounded at 3%, rather than 4%.





B.      MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION

        If, upon the death of the Participant and prior to the Annuity Date, the Participant had not attained his or her 90th birthday, the Beneficiary will receive the greatest of:

        1. the Certificate Value at the end of the NYSE business day during which We receive at Our Annuity Service Center all required documentation including due proof of death of the Participant and an election of the type of payment to be made; or

        2.      Purchase Payments less any partial withdrawals; or

        3. the maximum anniversary value preceding the date of death. The maximum anniversary value is equal to the greatest anniversary value attained from the following:

                As of the date of receipt of due proof of death and an election of the type of payment to be made, at our Annuity Service Center, We will calculate an anniversary value for each Certificate anniversary prior to the Participant's 81st birthday. The anniversary value is equal to the Certificate Value on a Certificate anniversary, increased by the dollar amount of any Purchase Payments made since that anniversary and reduced by the dollar amount of any partial withdrawals since that anniversary.

If the deceased Participant had attained age 90, then the death benefit will be the Certificate Value as defined in (1) above.

DEATH OF PARTICIPANT OR ANNUITANT ON OR AFTER THE ANNUITY DATE.

If any Participant or Annuitant dies on or after the Annuity Date and before the entire interest in the Certificate has been distributed, We will pay the remaining portion of the interest of the

Certificate as under the annuity payment option being used on the date of death. For further information pertaining to death of the Annuitant, see ANNUITY PAYMENT OPTIONS.

BENEFICIARY

The Beneficiary is as designated on the Participant Enrollment Form unless later changed by the Participant. While: (a) the Participant is living; and (b) before the Annuity Date, the Participant may change the Beneficiary by written notice in a form satisfactory to Us. The change will take effect on the date We record the proper notice subject to any payments We have made. If two or more persons are named: (a) those surviving the Participant will share equally unless otherwise stated; and (b) the Beneficiaries must elect to receive their respective portions of the death benefit according to the death benefit options. If the Annuitant survives the Participant, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary. If the Participant is also the Annuitant and there are no surviving Beneficiaries at the death of the Participant, the death benefit will be paid to the estate of the Participant in accordance with option 1, under DEATH OF PARTICIPANT BEFORE THE ANNUITY DATE.


                               ANNUITY PROVISIONS


ANNUITY DATE

The Participant selects an Annuity Date (the date on which annuity payments are to begin) at the time of application. The Participant may change the Annuity Date at any time, at least seven days prior to the Annuity Date, by written notice to the Company at its Annuity Service Center. The Annuity Date must always be the first day of the calendar month and must be at least two years after the Certificate Date, but not beyond the later of the Participant's 90th birthday or ten years after the Certificate Date. If the Participant is a non-natural person, the latest Annuity Date is the later of the Annuitant's 90th birthday or ten years after the Certificate Date. If no Annuity Date is selected, the Annuity Date will be the latest Annuity Date, as set by the Company.

PAYMENTS TO PARTICIPANT

Unless You request otherwise, We will make annuity payments to You. If You want the annuity payments to be made to some other Payee, We will make such payments subject to receipt of a written request filed at the Annuity Service Center no later than thirty (30) days before the due date of the first annuity payment.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

FIXED ANNUITY PAYMENTS

If a Fixed Annuity payment option has been elected, the proceeds payable under this Certificate less any applicable premium taxes, shall be applied to the payment of the Fixed Annuity payment option elected at rates which are at least equal to the annuity rates based upon the applicable tables in the Certificate. In no event will the Fixed Annuity payments be changed once they begin.

AMOUNT OF FIXED ANNUITY PAYMENTS

The amount of each Fixed Annuity payment will be determined by applying the portion of the Certificate Value allocated to Fixed Annuity payments less any applicable premium taxes to the annuity table applicable to the Fixed Annuity payment option chosen.

AMOUNT OF VARIABLE ANNUITY PAYMENTS

(a) FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of the first Variable Annuity payment will be determined by applying the portion of the Certificate Value allocated to the Subaccount, less any applicable premium taxes, to the annuity table applicable to the Variable Annuity payment option chosen. If the Certificate Value is allocated to more than one Subaccount, the value of Your interest in each Subaccount is applied separately to the Variable Annuity payment option table to determine the amount of the first annuity payment attributable to each Subaccount.

(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Subaccount is the amount of the first annuity payment attributable to that Subaccount divided by the value of the applicable Annuity Unit for that Subaccount as of the Annuity Date. The number will not change as a result of investment experience.

(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The initial value of an Annuity Unit of each Subaccount was arbitrarily set at $10 when the Subaccounts were established. The value may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Subaccount is the value of that Annuity Unit as of the last NYSE business day of the preceding month, multiplied by the Net Investment Factor for that Subaccount for the last NYSE business day of the current month.

The Net Investment Factor for any Subaccount for a certain month is determined by dividing (1) by (2) where:

                (1) is the Accumulation Unit Value of the Subaccount determined as of the last business day at the end of that month, and

                (2) is the Accumulation Unit Value of the Subaccount determined as of the last business day at the end of the preceding month.

The result is then multiplied by a factor that neutralizes the assumed investment rate of 3.5%.

(d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuity payment, payments will vary in amount according to the investment performance of the applicable Subaccount(s) to which Your Purchase Payments are allocated. The amount may change from month to month. The amount of each subsequent payment for each Subaccount is :

The number of Annuity Units for each Subaccount as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Subaccount at the end of the month immediately preceding the month in which payment is due.

We guarantee that the amount of each Variable Annuity payment will not be affected by variations in expenses or mortality experience.


                             ANNUITY PAYMENT OPTIONS


During the Annuitant's life, upon written election and the return of this Certificate to the Company at its Annuity Service Center, the Certificate Value may be applied to provide one of the following options or any annuity payment option that is mutually agreeable. After two years from the Certificate Date, and prior to the Annuity Date, You can choose one of the options described below. If no option has been selected by the Annuity Date, You will automatically receive option 4, below, with 120 monthly payments guaranteed.


OPTIONS 1 & 1V - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED

Payments payable to a Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant.

OPTIONS 2 & 2V - JOINT AND SURVIVOR LIFE ANNUITY

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further payments are payable after the deaths of both the Annuitant and the designated second person.

OPTIONS 3 & 3V - JOINT AND SURVIVOR LIFE ANNUITY - 120 MONTHLY PAYMENTS
GUARANTEED

Payments are payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, payments have been made for less than 120 monthly periods, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 4 & 4V - LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the 120 or 240 monthly periods, as selected at the time of annuitization, the remaining guaranteed annuity payments will be continued to the Beneficiary.

OPTIONS 5 & 5V - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Payments payable to the Payee for any specified period of time for five (5) years or more, but not exceeding thirty (30) years, as selected at the time of annuitization. The selection must be made for full twelve month periods. In the event of death of the Annuitant, any remaining annuity payments will be continued to the Beneficiary.

                             FIXED ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION

The actuarial basis for the Fixed Annuity Payment Options Table is the 1983a Annuitant Mortality Table, without projection with a guaranteed interest rate of 3%. The Fixed Annuity Payment Options Table does not include any applicable premium tax.

            OPTIONS 1 & 4 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.

    (Monthly installments for ages not shown will be furnished upon request.)

                                            OPTION 4                       OPTION 4
   AGE OF          OPTION 1               LIFE ANNUITY                   LIFE ANNUITY
 ANNUITANT       LIFE ANNUITY     (W/120 PAYMENTS GUARANTEED)     (W/240 PAYMENTS GUARANTEED)

                MALE    FEMALE        MALE           FEMALE          MALE           FEMALE
     55         4.70      4.25        4.62            4.22           4.39            4.11
     56         4.80      4.34        4.72            4.30           4.45            4.17
     57         4.91      4.42        4.82            4.38           4.51            4.23
     58         5.03      4.52        4.92            4.47           4.58            4.30
     59         5.15      4.61        5.03            4.56           4.64            4.37
     60         5.28      4.72        5.14            4.66           4.71            4.44
     61         5.42      4.83        5.26            4.76           4.78            4.51
     62         5.57      4.95        5.39            4.86           4.84            4.58
     63         5.74      5.07        5.52            4.98           4.90            4.65
     64         5.91      5.21        5.66            5.10           4.96            4.72
     65         6.10      5.35        5.81            5.22           5.02            4.79
     66         6.29      5.51        5.96            5.36           5.08            4.86
     67         6.50      5.67        6.11            5.50           5.13            4.93
     68         6.73      5.85        6.28            5.65           5.18            5.00
     69         6.97      6.04        6.44            5.80           5.23            5.06
     70         7.23      6.25        6.61            5.96           5.27            5.12
     71         7.51      6.47        6.78            6.14           5.31            5.18
     72         7.80      6.71        6.96            6.31           5.34            5.23
     73         8.12      6.97        7.14            6.50           5.37            5.28
     74         8.45      7.26        7.32            6.69           5.40            5.32
     75         8.82      7.56        7.49            6.89           5.42            5.35
     76         9.21      7.90        7.67            7.09           5.44            5.39
     77         9.62      8.26        7.84            7.29           5.45            5.41
     78        10.07      8.65        8.01            7.49           5.47            5.43
     79        10.55      9.07        8.17            7.69           5.48            5.45
     80        11.06      9.53        8.33            7.89           5.49            5.47
     81        11.61     10.03        8.48            8.08           5.49            5.48
     82        12.19     10.57        8.61            8.26           5.50            5.49
     83        12.81     11.16        8.74            8.43           5.50            5.49
     84        13.46     11.79        8.86            8.59           5.51            5.50

     85        14.16     12.48        8.97            8.74           5.51            5.50

              OPTION 2 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

    AGE OF
     MALE
   ANNUITANT                                AGE OF FEMALE ANNUITANT
   ---------                                -----------------------
                     55         60          65         70         75         80         85
      55            3.88       4.06        4.23       4.38       4.50       4.58       4.63
      60            3.99       4.24        4.49       4.72       4.91       5.06       5.16
      65            4.07       4.38        4.72       5.07       5.39       5.65       5.84
      70            4.14       4.50        4.93       5.40       5.89       6.34       6.68
      75            4.18       4.58        5.08       5.68       6.37       7.07       7.68
      80            4.21       4.64        5.19       5.90       6.78       7.77       8.76
      85            4.23       4.67        5.26       6.04       7.07       8.36       9.78

              OPTION 3 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

    AGE OF
     MALE
   ANNUITANT                                 AGE OF FEMALE ANNUITANT
   ---------                                 -----------------------
                     55         60          65         70         75         80         85
      55            3.87       4.06        4.23       4.37       4.48       4.56       4.60
      60            3.98       4.23        4.48       4.71       4.89       5.02       5.09
      65            4.07       4.38        4.71       5.05       5.35       5.57       5.71
      70            4.13       4.49        4.91       5.36       5.81       6.18       6.42
      75            4.17       4.57        5.05       5.62       6.23       6.78       7.17
      80            4.20       4.61        5.14       5.79       6.54       7.27       7.82
      85            4.21       4.64        5.19       5.89       6.73       7.60       8.30

              OPTION 5 - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                       FIXED PAYMENT FOR SPECIFIED PERIOD

    NUMBER        MONTHLY     NUMBER      MONTHLY    NUMBER     MONTHLY    NUMBER     MONTHLY
   OF YEARS       PAYMENT    OF YEARS     PAYMENT   OF YEARS    PAYMENT   OF YEARS    PAYMENT
   --------       -------    --------     -------   --------    -------   --------    -------

                                10         9.61        17        6.23        24        4.84
                                11         8.86        18        5.96        25        4.71
       5           17.91        12         8.24        19        5.73        26        4.59
       6           15.14        13         7.71        20        5.51        27        4.47
       7           13.16        14         7.26        21        5.32        28        4.37
       8           11.68        15         6.87        22        5.15        29        4.27
       9           10.53        16         6.53        23        4.99        30        4.18

                     VARIABLE ANNUITY PAYMENT OPTIONS TABLE

BASIS OF COMPUTATION

The actuarial basis for the Variable Annuity Payment Options Table is the 1983a Annuitant Mortality Table, without projection with an effective annual Assumed Investment Rate of 3.5%. Variable Annuity Payment Options Table does not include any applicable premium tax.

            OPTIONS 1V & 4V - TABLE OF MONTHLY INSTALLMENTS PER $1,000

    (Monthly installments for ages not shown will be furnished upon request.)

                                         OPTION 4V                       OPTION 4V
  AGE OF         OPTION 1V              LIFE ANNUITY                    LIFE ANNUITY
ANNUITANT      LIFE ANNUITY      (W/120 PAYMENTS GUARANTEED)     (W/240 PAYMENTS GUARANTEED)

              MALE     FEMALE        MALE           FEMALE           MALE           FEMALE
    55        4.99      4.54         4.91            4.51            4.66            4.38
    56        5.09      4.62         5.00            4.58            4.72            4.44
    57        5.20      4.71         5.10            4.66            4.78            4.51
    58        5.32      4.80         5.20            4.75            4.85            4.57
    59        5.44      4.90         5.31            4.84            4.91            4.64
    60        5.57      5.00         5.42            4.93            4.97            4.70
    61        5.71      5.11         5.54            5.03            5.04            4.77
    62        5.86      5.23         5.67            5.14            5.10            4.84
    63        6.02      5.36         5.80            5.25            5.16            4.91
    64        6.20      5.49         5.94            5.37            5.22            4.98
    65        6.38      5.64         6.08            5.50            5.28            5.05
    66        6.58      5.79         6.23            5.63            5.33            5.12
    67        6.79      5.95         6.38            5.77            5.38            5.19
    68        7.02      6.13         6.54            5.91            5.43            5.25
    69        7.26      6.32         6.71            6.07            5.48            5.32
    70        7.52      6.53         6.87            6.23            5.52            5.37
    71        7.80      6.75         7.05            6.40            5.55            5.43
    72        8.09      6.99         7.22            6.58            5.59            5.48
    73        8.41      7.26         7.40            6.76            5.62            5.52
    74        8.75      7.54         7.57            6.95            5.64            5.57
    75        9.12      7.85         7.75            7.14            5.66            5.60
    76        9.51      8.18         7.92            7.34            5.68            5.63
    77        9.92      8.54         8.09            7.54            5.70            5.66
    78       10.37      8.94         8.26            7.74            5.71            5.68
    79       10.85      9.36         8.42            7.94            5.72            5.70
    80       11.37      9.82         8.57            8.13            5.73            5.71
    81       11.92     10.32         8.71            8.32            5.74            5.72
    82       12.50     10.87         8.85            8.50            5.74            5.73
    83       13.12     11.46         8.97            8.67            5.75            5.74
    84       13.78     12.09         9.09            8.83            5.75            5.74
    85       14.47     12.78         9.20            8.97            5.75            5.75

              OPTION 2V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST.)
                       JOINT & 100% SURVIVOR LIFE ANNUITY

  AGE OF
   MALE
 ANNUITANT                                AGE OF FEMALE ANNUITANT
 ---------                                -----------------------
                  55           60          65         70         75          80         85
     55          4.16         4.34        4.51       4.66       4.78        4.86       4.92
     60          4.27         4.51        4.76       4.99       5.19        5.33       5.44
     65          4.35         4.66        4.99       5.34       5.66        5.92       6.11
     70          4.42         4.78        5.20       5.67       6.16        6.60       6.96
     75          4.47         4.86        5.35       5.95       6.63        7.33       7.95
     80          4.50         4.92        5.46       6.17       7.04        8.04       9.02
     85          4.52         4.95        5.53       6.31       7.34        8.63      10.05

              OPTION 3V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
    (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON REQUEST)
        JOINT AND 100% SURVIVOR LIFE ANNUITY (W/120 PAYMENTS GUARANTEED)

  AGE OF
   MALE
 ANNUITANT                                 AGE OF FEMALE ANNUITANT
                  55           60          65         70         75          80         85
     55          4.16         4.34        4.51       4.65       4.76        4.84       4.88
     60          4.26         4.51        4.75       4.98       5.16        5.29       5.37
     65          4.35         4.65        4.98       5.31       5.61        5.84       5.98
     70          4.41         4.76        5.17       5.62       6.07        6.44       6.68
     75          4.46         4.84        5.32       5.88       6.48        7.03       7.42
     80          4.48         4.89        5.41       6.05       6.79        7.52       8.07
     85          4.50         4.92        5.46       6.15       6.99        7.85       8.53

              OPTION 5V - TABLE OF MONTHLY INSTALLMENTS PER $1,000.
                         PAYMENTS FOR A SPECIFIED PERIOD

   NUMBER       MONTHLY      NUMBER     MONTHLY     NUMBER     MONTHLY     NUMBER     MONTHLY
  OF YEARS      PAYMENT     OF YEARS    PAYMENT    OF YEARS    PAYMENT    OF YEARS    PAYMENT
  --------      -------     --------    -------    --------    -------    --------    -------

                               10         9.83        17        6.47         24        5.09
                               11         9.09        18        6.20         25        4.96
     5           18.12         12         8.46        19        5.97         26        4.84
     6           15.35         13         7.94        20        5.75         27        4.73
     7           13.38         14         7.49        21        5.56         28        4.63
     8           11.90         15         7.10        22        5.39         29        4.53
     9           10.75         16         6.76        23        5.24         30        4.45

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                     A STOCK COMPANY LOS ANGELES, CALIFORNIA


                               ALLOCATED FIXED AND
                       VARIABLE GROUP ANNUITY CERTIFICATE

                                Nonparticipating